Exhibit 99.1
Press Release
Clean Harbors Announces Results Through Early Tender Date
of Tender Offer and Consent Solicitation

NORWELL, Mass. - (BUSINESS WIRE) - July 2, 2019 - Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH) announced today that, pursuant to its previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) to purchase any and all of its outstanding $845.0 million aggregate principal amount of 5.125% senior unsecured notes due 2021 (the “2021 Notes”), Clean Harbors has received tenders and consents from the holders of an aggregate principal amount of $701.0 million, or 83% of the total outstanding, on or prior to the expiration of the early tender deadline at 5:00 p.m., New York City time, on July 1, 2019 (the “Early Tender Date”). The terms of the Tender Offer are detailed in Clean Harbors’ Offer to Purchase and Consent Solicitation dated June 18, 2019 (the “Offer to Purchase”). The consents received exceeded the amount needed to approve the proposed amendments described in the Offer to Purchase to the indenture under which the 2021 Notes were issued (the “Indenture”).
Under the terms of the Tender Offer, holders of 2021 Notes which validly tendered (and did not validly withdraw) their 2021 Notes on or prior to the Early Tender Date will receive $1,002.99 per $1,000.00 in principal amount of the 2021 Notes validly tendered (the “Total Consideration”), plus accrued but unpaid interest up to, but not including, the payment date. The Total Consideration includes an early tender payment of $50.00 per $1,000.00 in principal amount of the 2021 Notes validly tendered (the “Early Tender Payment”). Clean Harbors intends to make payment on July 2, 2019 for the 2021 Notes which were validly tendered (and not validly withdrawn) on or prior to the Early Tender Date.
Holders which tender after the Early Tender Date but prior to the expiration of the Tender Offer at midnight, New York City time, on July 16, 2019 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated, will receive $952.99 per $1,000.00 in principal amount of the 2021 Notes validly tendered, plus accrued but unpaid interest up to, but not including, the payment date. Such payment will represent the Total Consideration less the Early Tender Payment. Clean Harbors intends to redeem on July 17, 2019, any 2021 Notes that remain outstanding after the consummation of the Tender Offer at a redemption price of $1,000.00 per $1,000.00 principal amount of 2021 Notes, plus accrued but unpaid interest up to, but not including, the payment date, in accordance with the terms of the Indenture, as amended pursuant to the amendments which were approved through the consents received on or prior to the Early Tender Date.
Based on the consents received by the Early Tender Date, Clean Harbors and the trustee under the Indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the Indenture. The supplemental indenture is expected to become operative upon payment for the 2021 Notes tendered by the Early Tender Date as described above.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base with over 300,000 customers, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about Clean Harbors’ business outlook and financial guidance and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contacts

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com